UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               Tel-Save.com, Inc.
                       (formerly Tel-Save Holdings, Inc.)
                      -------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    879176105
                                 --------------
                                 (CUSIP Number)

                                 February 16, 1999
             ------------------------------------------------------
             (Date of Even Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

( )      Rule 13d-1(b)
(x)      Rule 13d-1(c)
( )      Rule 13d-1(d)

                               (Page 1 of 5 Pages)

CUSIP No. 879176105                 13G                       Page 2 of 5 Pages

-------------------------------------------------------------------------------
1) NAME OF REPORTING PERSON                                         Seth Tobias
-------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
      (a)       [ ]
      (b)       [ ]

-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION                                    U.S.
-------------------------------------------------------------------------------
NUMBER OF     5)  SOLE VOTING POWER                                   4,637,491
SHARES        -----------------------------------------------------------------
BENEFICIALLY  6)  SHARED VOTING POWER                                         0
OWNED BY      ------------------------------------------------------------------
EACH          7)  SOLE DISPOSITIVE POWER                              4,637,491
REPORTING     ------------------------------------------------------------------
PERSON WITH   8)  SHARED DISPOSITIVE POWER                                    0

-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED                               4,637,491
    BY EACH REPORTING PERSON
-------------------------------------------------------------------------------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
    CERTAIN SHARES                                                          [ ]
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                       7.5%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON:                                                IN
-------------------------------------------------------------------------------


Item 1(a).  Name of Issuer:
----------  ---------------
                         Tel-Save.com, Inc. (formerly, Tel-Save Holdings, Inc.)


Item 1(b).  Address of Issuer's Principal Executive Offices:
----------  ------------------------------------------------
                         6805 Route 202, New Hope, PA  18938


Item 2(a).  Name of Person Filing:
----------  ----------------------
                                        Seth Tobias


Item 2(b).  Address of Principal Business Office:
----------  -------------------------------------
                        27 North Sunnycrest Drive
                        Little Silver, NJ 07739


Item 2(c).  Citizenship:
---------   ------------
                         United States


Item 2(d).  Title of Class of Securities:
----------  -----------------------------
                         Common Stock


Item 2(d).  CUSIP Number:
----------  -------------
                         879176105


                                Page 2 of 5 Pages

          If this  statement is filed  pursuant to Rule  13d-1(b) or 13d-2(b) or
Item 3.   (c), check whether the person filing is a:
--------

(a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.
(b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d) [ ] Investment company registered under Section 8 of the Investment Company Act.
(e)  [ ]  An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [ ] A church plan that is excluded form the definition of an investment company under section 3(c)(14) of the Investment Company Act;
(j)  [ ]  Group, in accordance with Rule 13d-1(b)1)(ii)(J).


Item 4.  Ownership.
-------
(a)  Amount Beneficially Owned:                                        4,637,491
(b)  Percent of Class:                                                      7.5%
(c)  Number of Shares to which such person has:

     (i)  Sole power to vote or direct the vote:                       4,637,491

     (ii) Shared power to vote or direct the vote:                             0

     (iii) Sole power to dispose or to direct the deposition of:       4,637,491

     (iv) Shared power to dispose or to direct the disposition of:             0


                                Page 3 of 5 Pages

Item 5. Ownership of Five Percent or Less of a Class.
------
     If this statement is being filed to report the fact that as of the date of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6. Ownership of More than Five Percent on Behalf of Another Person
------
     As of December 31, 1998, the Reporting Person disposed of some the trust's beneficial ownership of Common Stock of Tel-Save.com, Inc. (the "Company") and acquired convertible notes of the issuer.


Item 7.  Identification  and Classification of the Subsidiary Which acquired the
------   Security Being Reported on By the Parent Holding Company

                                 Not Applicable.


Item 8. Identification and Classification of Members of the Group.
------
                                 Not Applicable.


Item 9. Notice of Dissolution of the Group.
------
                                 Not Applicable.

                                Page 4 of 5 Pages

Item 10.  Certification.
--------
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 16, 1998
                                                  ------------------------------
                                                               Date

                                                         /s/ Seth Tobias
                                                  ------------------------------
                                                            Signature

                                                           Seth Tobias
                                                  ------------------------------
                                                       Seth Tobias, Trustee


                                Page 5 of 5 Pages